 PRESS RELEASE – FOR IMMEDIATE RELEASE
OMEGA ANNOUNCES FOURTH QUARTER 2016 FINANCIAL RESULTS;
NEW INVESTMENTS AND INCREASED DIVIDEND FOR 18th CONSECUTIVE QUARTER

HUNT VALLEY, MARYLAND – February 8, 2017 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or "Omega") today announced its results of operations for the three-month period ended December 31, 2016.  The Company reported for the three-month period ended December 31, 2016 net income of $129.9 million, or $0.63 per common share, Funds From Operations ("FFO") of $171.5 million or $0.84 per common share, and Funds Available For Distribution ("FAD") of $163.2 million.
Omega's CEO, Taylor Pickett, said, "Our record quarterly Adjusted FFO of $0.88 per share and FAD of $0.80 per share is a strong testament to the strength of our operating model against the backdrop of an increasingly difficult operating environment.  We share the industry leadership and investor concerns that increasing labor and liability costs and evolving reimbursement models may put near term financial strain on many operators within our industry."  Mr. Pickett, continued, "In light of these concerns, we are pleased to have built a conservative balance sheet allowing us to manage through this uncertainty while delivering superior earnings and reliable dividends."
For the three-month period ended December 31, 2016, the Company reported net income of $129.9 million, or $0.63 per common share, on operating revenues of $234.5 million.  This compares to net income of $63.5 million, or $0.32 per common share, on operating revenues of $210.5 million, for the same period in 2015.
For the twelve-month period ended December 31, 2016, the Company reported net income of $383.4 million, or $1.90 per common share, on operating revenues of $900.8 million.  This compares to net income of $233.3 million, or $1.29 per common share, on operating revenues of $743.6 million, for the same period in 2015.
The year-to-date increase in net income compared to the prior year was primarily due to revenue associated with the acquisition by merger of Aviv REIT, Inc. ("Aviv") on April 1, 2015 (the "Aviv Merger") and new investments completed in 2015 and 2016, and the reduction in 2016 acquisition and merger related costs.  This increase in net income was partially offset by $56.4 million in increased depreciation and amortization expense, $41.0 million in increased impairments on real estate assets, $4.6 million in incremental general and administrative expenses, $2.7 million in increased stock-based compensation expense, and $2.0 million in increased provisions for uncollectible mortgages, notes and straight-line receivables.
FFO for the fourth quarter of 2016 includes $5.9 million in provisions for uncollectible mortgages, notes and straight-line receivables and $3.7 million of non-cash stock-based compensation expense.  These costs were partially offset by $0.7 million of one-time revenue.  Adjusted FFO is $0.88 per common share for the three-month period ended December 31, 2016.  FFO, Adjusted FFO and FAD are non-GAAP financial measures.  For more information regarding FFO and Adjusted FFO, see the "Funds From Operations" schedule.

2017 RECENT DEVELOPMENTS AND 2016 HIGHLIGHTS
In Q1 2017, the Company…
•	increased its quarterly common stock dividend rate to $0.62 per share.

In Q4 2016, the Company…
•	invested approximately $50 million in a joint venture investment.
•	invested $40 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.61 per share.

In Q3 2016, the Company…
•	completed $428 million in new investments.
•	invested $38 million in capital renovation and construction-in-progress projects.
•	repurchased an outstanding $180 million secured term loan due 2019.
•	issued $700 million aggregate principal amounts of its 4.375% Senior Notes due 2023.
•	increased its quarterly common stock dividend rate to $0.60 per share.

In Q2 2016, the Company…
•	completed $220 million in new investments.
•	invested $28 million in capital renovation and construction-in-progress projects.
•	increased its quarterly common stock dividend rate to $0.58 per share.

In Q1 2016, the Company…
•	completed $494 million in new investments.
•	invested $31 million in capital renovation and construction-in-progress projects.
•	completed a $350 million senior unsecured 5-year term loan.
•	increased its quarterly common stock dividend rate to $0.57 per share.

FOURTH QUARTER 2016 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended December 31, 2016 totaled $234.5 million and included $0.7 million of cash proceeds from a legal settlement and $18.3 million of non-cash revenue.
Operating expenses for the three-month period ended December 31, 2016 totaled $87.8 million and were comprised of $70.8 million of depreciation and amortization expense, $7.5 million of general and administrative expense, $5.9 million in provisions for uncollectible mortgages, notes and straight-line receivables and $3.7 million of stock-based compensation expense.  The $5.9 million in provisions for uncollectible mortgages, notes and straight-line receivables primarily resulted from the write-down of one operator's notes to fair value.  The notes were assumed as part of the Aviv Merger.
Other Income and Expense – Other income and expense for the three-month period ended December 31, 2016 was a net expense of $46.9 million, which was primarily comprised of $44.4 million of interest expense and $2.5 million of amortized deferred financing costs.
Funds From Operations – For the three-month period ended December 31, 2016, FFO was $171.5 million, or $0.84 per common share on 205 million weighted-average common shares outstanding, compared to $127.4 million, or $0.65 per common share on 198 million weighted-average common shares outstanding, for the same period in 2015.
The $171.5 million of FFO for the three-month period ended December 31, 2016 includes the impact of $5.9 million in provisions for uncollectible mortgages, notes and straight-line receivables and $3.7 million of non-cash stock-based compensation expense, offset by a $0.7 million of one-time non-cash revenue.
The $127.4 million of FFO for the three-month period ended December 31, 2015 includes the impact of $20.5 million of interest refinancing expense, $7.6 million in provisions for uncollectible mortgages, notes and straight-line receivables, $4.5 million of non-cash stock-based compensation expense, $2.8 million of interest expense related to the early extinguishment of debt and $2.0 million of acquisition and merger related costs; offset by $5.4 million "catch-up" of in-place lease revenue recognition resulting from an updated valuation of the assumed leases from the Aviv Merger.
Adjusted FFO was $180.4 million, or $0.88 per common share, for the three months ended December 31, 2016, compared to $159.4 million, or $0.81 per common share, for the same period in 2015.  For further information see the "Funds From Operations" schedule.

2016 ANNUAL RESULTS

Operating Revenues and Expenses – Operating revenues for the twelve-month period ended December 31, 2016 totaled $900.8 million.  Operating expenses for the twelve-month period ended December 31, 2016 totaled $391.1 million and were comprised of $267.1 million of depreciation and amortization expense, $58.7 million of impairment on real estate properties, $32.1 million of general and administrative expense, $13.8 million of non-cash stock-based compensation expense, $9.8 million in provisions for uncollectible mortgages, notes and straight-line receivables and $9.6 million of acquisition and merger related costs.
Other Income and Expense – Other income and expense for the twelve-month period ended December 31, 2016 was a net expense of $175.6 million, which was primarily comprised of $164.1 million of interest expense, $9.3 million of amortized deferred financing costs and $2.1 million of interest refinancing costs.
Funds From Operations – For the twelve-month period ended December 31, 2016, FFO was $660.1 million, or $3.27 per common share on 202 million weighted-average common shares outstanding, compared to $455.3 million, or $2.52 per common share on 181 million weighted-average common shares outstanding, for the same period in 2015.
The $660.1 million of FFO for the twelve-month period ended December 31, 2016 includes the impact of $13.8 million of non-cash stock-based compensation expense, $9.8 million in provisions for uncollectible mortgages, notes and straight-line receivables, $9.6 million of acquisition and merger related costs, $2.1 million of interest refinancing costs, offset by a $5.4 million cash receipt related to early termination of mortgages and $1.3 million of one-time revenue.
The $455.3 million of FFO for the twelve-month period ended December 31, 2015 includes the impact of $57.5 million of acquisition and merger related costs, $28.8 million in interest refinancing charges, $11.1 million of non-cash stock-based compensation expense, $7.9 million in provisions for uncollectible mortgages, notes and straight-line receivables and $3.7 million of interest expense related to the early extinguishment of debt in 2015.
Adjusted FFO was $688.7 million, or $3.42 per common share, for the twelve months ended December 31, 2016, compared to $564.4 million, or $3.13 per common share, for the same period in 2015.  For further information see the "Funds From Operations" schedule.

2016 FOURTH QUARTER FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the three-month period ended December 31, 2016, the Company sold 1.0 million shares of its common stock generating $30.0 million of gross proceeds.  The following table outlines shares of the Company's common stock issued under its Equity Shelf program and its Dividend Reinvestment and Common Stock Purchase Plan in 2016:

Equity Shelf (At-The-Market) Program for 2016
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2016

Number of shares	-	-	-	656	656
Average price per share	$-	$-	$-	$31.10	$31.10
Gross proceeds	$-	$-	$-	$20,392	$20,392

Dividend Reinvestment and Common Stock Purchase Program for 2016
(in thousands, except price per share)

	Q1	Q2	Q3	Q4	2016

Number of shares	660	2,237	3,973	345	7,215
Average price per share	$29.84	$32.98	$34.38	$28.89	$33.27
Gross proceeds	$19,691	$73,763	$136,600	$9,987	$240,041

2016 FOURTH QUARTER PORTFOLIO ACTIVITY

$90 Million of New Investments in Q4 2016 – In Q4 2016, the Company completed transactions totaling $50 million of a new investment and $40 million in capital renovations and new construction consisting of the following:
$50 Million Unconsolidated Joint Venture – On November 1, 2016, the Company invested approximately $50.0 million in a joint venture, Second Spring Healthcare Investments ("Second Spring"), to acquire 64 skilled nursing facilities from Welltower, Inc. for approximately $1.1 billion. Second Spring is approximately 85% owned by affiliates of Lindsey Goldberg LLC and approximately 15% owned by the Company.  Simultaneously, Second Spring entered into a new 15 year Master Lease with Genesis Healthcare.  Separately, the Company entered into an asset management agreement with Second Spring.

$40 Million Capital Renovation Projects – In addition to the new investment outlined above, in Q4 2016, the Company invested approximately $40 million under its capital renovation and construction-in-progress programs.

ASSET DISPOSITIONS AND IMPAIRMENTS

During the fourth quarter of 2016, the Company sold 18 facilities for approximately $104.8 million in net proceeds recognizing a gain of approximately $30.3 million.  Eleven of the sold facilities were previously classified as assets held for sale.  No provisions for impairment were recorded in the fourth quarter of 2016.
The Company's strategy to prune underperforming assets and non-strategic relationships resulted in the sale of 38 facilities for $169.6 million in cash proceeds resulting in a gain of $50.2 million for the year ended December 31, 2016.  As part of that process, the Company recorded $58.7 million of asset impairments in 2016.
As of December 31, 2016, the Company had 20 facilities, totaling $52.9 million, classified as assets held for sale.  The Company expects to sell these facilities over the next few quarters.

DIVIDENDS

On January 12, 2017, the Board of Directors declared a common stock dividend of $0.62 per share, increasing the quarterly common dividend by $0.01 per share over the previous quarter.  The common dividends are to be paid February 15, 2017 to common stockholders of record on January 31, 2017.  This represents the Company's 18th consecutive quarterly dividend increase.

2017 ADJUSTED FFO GUIDANCE
The Company currently expects its 2017 annual Adjusted FFO available to common stockholders to be between $3.40 and $3.44 per diluted share.  The Company's 2017 FAD guidance and reconciliation to projected net income can be found in the Company's Fourth Quarter 2016 Financial Supplement located on the Company's website.  The following table presents a reconciliation of Omega's guidance regarding Adjusted FFO to projected GAAP earnings.
2017 Annual Adjusted FFO Guidance Range (per diluted common share)
Full Year
Net Income	$1.98 - $2.02
Depreciation	1.40
Gain on assets sold	-
Real estate impairment	-
FFO	$3.38 - $3.42
Adjustments:
Legal settlement	(0.05)
Transaction costs	-
Interest – refinancing costs	-
Stock-based compensation expense	0.07
Adjusted FFO	$3.40 - $3.44

Note: All per share numbers rounded to 2 decimals.

The Company's Adjusted FFO guidance for 2017 includes approximately $100 million of planned capital renovation projects; however, it excludes the impact of additional new investments.  It also excludes the impact of gains and losses from the sale of assets, revenue from divestitures, certain revenue and expense items, interest refinancing expense, capital transactions, acquisition and merger related costs, provisions for uncollectible receivables, and stock-based compensation expense.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.
The Company's guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company's control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in stock-based compensation expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

TAX TREATMENT FOR 2016 DIVIDENDS

On February 16, 2016, May 16, 2016, August 15, 2016 and November 15, 2016, the Company paid dividends to its common stockholders in the per share amounts of $0.57, $0.58, $0.60 and $0.61, for stockholders of record on February 2, 2016, May 2, 2016, August 1, 2016 and October 31, 2016, respectively.  The Company has determined that 13.64% of the common dividends paid in 2016 should be treated for tax purposes as a return of capital, 83.39% treated as an ordinary dividend, with the balance of 2.97% treated as capital gains.

CONFERENCE CALL
The Company will be conducting a conference call on Thursday, February 9, 2017 at 10 a.m. Eastern to review the Company's 2016 fourth quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 902-4140.  Ask the operator to be connected to the "Omega Healthcare's Fourth Quarter 2016 Earnings Call."
To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the "earnings call" icon on the Company's home page.  Webcast replays of the call will be available on the Company's website for two weeks following the call.

*   *   *   *   *   *
Omega is a real estate investment trust investing in and providing financing to the long-term care industry. As of December 31, 2016, Omega has a portfolio of investments that includes approximately 1,000 properties located in 42 states and the United Kingdom and operated by 79 different operators.
FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega's or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger integration, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations. Omega does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.
Omega's actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of any of Omega's operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages and impede the ability of to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega's credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a REIT; (ix) Omega's ability to manage, re-lease or sell any owned and operated facilities, if any; (x) Omega's ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) risks relating to the integration of Aviv's operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the combination with Aviv will not be realized or will not be realized within the expected timeframe; (xiii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company's ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms and (xiv) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements. Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2016	2015
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$7,566,358	$6,743,958
Less accumulated depreciation	(1,240,336)	(1,019,150)
Real estate properties – net	6,326,022	5,724,808
Investments in direct financing leases – net	601,938	587,701
Mortgage notes receivable	639,343	679,795
	7,567,303	6,992,304
Other investments	256,846	89,299
Investment in unconsolidated joint venture	48,776	—
Assets held for sale – net	52,868	6,599
Total investments	7,925,793	7,088,202

Cash and cash equivalents	93,687	5,424
Restricted cash	13,589	14,607
Accounts receivable – net	240,035	203,862
Goodwill	643,474	645,683
Other assets	32,682	32,158
Total assets	$8,949,260	$7,989,936

LIABILITIES AND EQUITY
Revolving line of credit	$190,000	$230,000
Term loans	1,094,343	745,693
Secured borrowings – net	54,365	235,593
Unsecured borrowings – net	3,028,146	2,328,727
Accrued expenses and other liabilities	360,514	333,706
Deferred income taxes	9,906	15,352
Total liabilities	4,737,274	3,889,071

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 196,142 shares as of December 31, 2016 and 187,399 as of December 31, 2015	19,614	18,740
Common stock – additional paid-in capital	4,861,408	4,609,474
Cumulative net earnings	1,738,937	1,372,522
Cumulative dividends paid	(2,707,387)	(2,254,038)
Accumulated other comprehensive loss	(53,827)	(8,712)
Total stockholders' equity	3,858,745	3,737,986
Noncontrolling interest	353,241	362,879
Total equity	4,211,986	4,100,865
Total liabilities and equity	$8,949,260	$7,989,936

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
Rental income	$194,891	$175,292	$743,885	$605,991
Income from direct financing leases	15,724	15,354	62,298	59,936
Mortgage interest income	15,838	17,574	69,811	68,910
Other investment income – net	7,210	1,811	21,852	7,534
Miscellaneous income	823	481	2,981	1,246
Total operating revenues	234,486	210,512	900,827	743,617

Expenses
Depreciation and amortization	70,808	60,794	267,062	210,703
General and administrative	7,478	7,635	32,077	27,435
Stock-based compensation	3,674	4,451	13,790	11,133
Acquisition and merger related costs	(2)	2,018	9,582	57,525
Impairment loss on real estate properties	-	3,040	58,726	17,681
Provision for uncollectible mortgages, notes and accounts receivable	5,878	7,579	9,845	7,871
Total operating expenses	87,836	85,517	391,082	332,348

Income before other income and expense	146,650	124,995	509,745	411,269
Other income (expense)
Interest income	4	80	173	285
Interest expense	(44,375)	(38,605)	(164,103)	(147,381)
Interest – amortization of deferred financing costs	(2,501)	(1,954)	(9,345)	(6,990)
Interest – refinancing costs	-	(20,476)	(2,113)	(28,837)
Realized gain (loss) on foreign exchange	12	(173)	(232)	(173)
Total other expense	(46,860)	(61,128)	(175,620)	(183,096)

Income before gain (loss) on assets sold	99,790	63,867	334,125	228,173
Gain (loss) on assets sold – net	30,277	(58)	50,208	6,353
Income from continuing operations	130,067	63,809	384,333	234,526
Income tax expense	(623)	(266)	(1,405)	(1,211)
Income from unconsolidated joint venture	439	-	439	-
Net income	129,883	63,543	383,367	233,315
Net income attributable to noncontrolling interest	(5,624)	(2,901)	(16,952)	(8,791)
Net income available to common stockholders	$124,259	$60,642	$366,415	$224,524

Income per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.63	$0.32	$1.91	$1.30
Diluted:
Net income	$0.63	$0.32	$1.90	$1.29

Dividends declared per common share	$0.61	$0.56	$2.36	$2.18

Weighted-average shares outstanding, basic	195,793	187,188	191,781	172,242
Weighted-average shares outstanding, diluted	204,955	197,560	201,635	180,508

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2 016	2015

Net income	$129,883	$63,543	$383,367	$233,315
(Deduct gain) add back loss from real estate dispositions	(30,277)	58	(50,208)	(6,353)
Sub – total	99,606	63,601	333,159	226,962
Elimination of non-cash items included in net income:
Depreciation and amortization	70,808	60,794	267,062	210,703
Depreciation - unconsolidated joint venture	1,107	—	1,107	—
Add back non-cash provision for impairments on real estate properties	—	3,040	58,726	17,681
Funds from operations	$171,521	$127,435	$660,054	$455,346

Weighted-average common shares outstanding, basic	195,793	187,188	191,781	172,242
Restricted stock and PRSUs	300	1,416	956	1,539
Omega OP Units	8,862	8,956	8,898	6,727
Weighted-average common shares outstanding, diluted	204,955	197,560	201,635	180,508

Funds from operations available per share	$0.84	$0.65	$3.27	$2.52

Adjustments to calculate adjusted funds from operations:
Funds from operations available to common stockholders	$171,521	$127,435	$660,054	$455,346
Deduct one-time revenue	(650)	—	(1,333)	—
Deduct prepayment fee income from early termination of mortgages	—	—	(5,390)	—
Deduct YTD in-place amortization catch-up (1)	—	(5,400)	—	—
(Deduct) add back acquisition and merger related costs	(2)	2,018	9,582	57,525
Add back provision for uncollectible mortgages, notes and accounts receivables	5,878	7,579	9,845	7,871
Add back interest refinancing expense	—	20,476	2,113	28,837
Add back interest carried to retire bonds (2)	—	2,803	—	3,666
Add back non-cash stock-based compensation expense	3,674	4,451	13,790	11,133
Adjusted funds from operations	$180,421	$159,362	$688,661	$564,378

Adjustments to calculate funds available for distribution:
Non-cash interest expense	2,920	1,991	9,754	7,158
Capitalized interest	(1,829)	(1,757)	(6,594)	(3,702)
Non-cash revenues (3)	(18,274)	(16,626)	(73,500)	(61,321)
Funds available for distribution	$163,238	$142,970	$618,321	$506,513

(1)
During the fourth quarter of 2015, the Company updated its purchase accounting analysis for the Aviv acquisition via merger.  Accounting rules require purchase accounting allocations to be completed within one year of the acquisition date.  It also allows adjustments to preliminary purchase accounting allocations to be recorded currently, not retrospectively, and requires disclosure of the adjustments.  The Company completed the purchase accounting analysis during the first quarter of 2016.  As a result of updated information, the Company increased the net in-place lease liabilities assumed in the Aviv Merger (which required the Company to update amortization associated with the assumed Aviv in-place leases).  During the fourth quarter of 2015, the Company recorded $5.4 million of additional amortization associated with the updated valuation of the assumed in-place leases that would have been recorded in second and third quarter of 2015 had the updated information been known (the "Catch-up Adjustment").  No full year adjustment is required since the fourth quarter Catch-up Adjustment is related to "timing of amortization" of the assumed in-place leases.  Fourth quarter Adjusted FFO excluded (deducted) the $5.4 million Catch-up Adjustment from Non-cash revenues for the quarter.

(2)
On September 25, 2015, the Company irrevocably deposited approximately $615.0 million to the trustee to call and redeem its $575 million 6.75% Notes due 2022.  This amount included the $575 million principal, a redemption premium of 3.375%, semi-annual interest and additional interest to the redemption date of October 26, 2015.  The $615.0 million was classified as "Other assets" on the Company's financial statements.  The Company has adjusted (or added back) 8 days of interest at 6.75% resulting from the requirement to deposit with the trustee in September.

(3)	The $61.3 million of Non-cash revenues includes $5.4 million of additional amortization associated with the updated valuation of the assumed Aviv in-place leases recorded in fourth quarter of 2015.

Funds From Operations ("FFO"), Adjusted FFO and FAD are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission's Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.
Adjusted FFO is calculated as FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above. FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company's core portfolio as a REIT. The Company's computation of Adjusted FFO and FAD are not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.
The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses Adjusted FFO among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company's securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended December 31, 2016:
	As of December 31, 2016			As of December 31, 2016
Balance Sheet Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties (4)	# of Operating Beds
Real Property (1)	871	$7,585,558	86%	878	88,539
Direct Financing Leases	58	601,938	7%	57	5,695
Loan Receivable	47	636,148	7%	46	4,975
Total Investments	976	$8,823,644	100%	981	99,209

Investment Data	Total # of Properties (2)	Total Investment ($000's)	% of Investment	# of Operating Properties	# of Operating Beds (4)	Investment per Bed ($000's)
Skilled Nursing Facilities / Transitional Care (1)	863	$7,551,529	86%	869	91,978	$82
Senior Housing (3)	113	1,272,115	14%	112	7,231	$176
	976	$8,823,644	100%	981	99,209	$89

(1) Total Investment includes a $19.2 million lease inducement and excludes $52.9 million of assets (20 properties) classified as assets held for sale.
(2) Total # of Properties excludes properties classified as assets held for sale.
(3) Includes ALFs, memory care and independent living facilities.
(4) Total # of Operating Properties excludes facilities which are non-operating, closed and/or not currently providing patient services.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2016		December 31, 2016
Rental Property	$194,891	83%	$743,885	83%
Direct Financing Leases	15,724	7%	62,298	7%
Mortgage Notes	15,838	7%	69,811	7%
Other Investment Income and Miscellaneous Income - net	8,033	3%	24,833	3%
	$234,486	100%	$900,827	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2016		December 31, 2016
Skilled Nursing Facilities/Transitional Care	$201,395	86%	$781,444	87%
Senior Housing	25,058	11%	94,550	10%
Other	8,033	3%	24,833	3%
	$234,486	100%	$900,827	100%

Operator Concentration by Investment ($000's)	As of December 31, 2016
	Total # of Properties (1)	Total Investment (2)	% of Investment
Ciena Healthcare	68	$910,431	10.3%
New Ark Investment, Inc.	59	619,281	7.0%
Signature Holdings II, LLC	63	557,986	6.3%
Maplewood Real Estate Holdings, LLC	13	529,405	6.0%
Saber Health Group	45	481,296	5.5%
CommuniCare Health Services, Inc.	35	391,948	4.4%
Genesis Healthcare	51	337,845	3.8%
Daybreak Venture, LLC	49	339,617	3.8%
Health & Hospital Corporation	44	304,711	3.5%
Diversicare Healthcare Services	35	277,979	3.2%
Remaining 69 Operators	514	4,073,145	46.2%
	976	$8,823,644	100.0%

(1) Total # of Properties excludes 20 properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $52.9 million (20 properties) classified as assets held for sale.

Geographic Concentration by Investment ($000's)	Total # of Properties (1)	Total Investment (2)	% of Investment
Ohio	87	$842,274	9.6%
Florida	95	785,510	8.9%
Texas	108	780,122	8.8%
Michigan	46	600,538	6.8%
California	56	516,057	5.9%
Pennsylvania	43	468,119	5.3%
Indiana	59	406,469	4.6%
Tennessee	41	345,106	3.9%
Virginia	16	294,113	3.3%
South Carolina	22	264,819	3.0%
Remaining 32 states (3)	368	3,267,379	37.0%
	941	8,570,506	97.1%
United Kingdom	35	253,138	2.9%
	976	$8,823,644	100.0%
(1) Total # of Properties excludes 20 properties classified as assets held for sale.
(2) Total Investment includes a $19.2 million lease inducement and excludes $52.9 million (20 properties) classified as assets held for sale.
(3) # of states and Investment includes New York City 2nd Ave development project.

Revenue Maturities ($000's)		As of December 31, 2016
Operating Lease Expirations & Loan Maturities	Year	2016 Lease Revenue	2016 Interest Revenue	2016 Lease and Interest Revenue	%
2017		$9,979	$323	$10,302	1.2%
2018		39,615	1,618	41,233	6.5%
2019		2,953	657	3,610	0.4%
2020		6,842	8,516	15,358	1.8%
2021		12,431	945	13,376	1.6%
2022		65,652	2,911	68,563	8.1%

Note: Based on annualized 4th Quarter 2016 contractual revenues.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators as of September 30, 2016:

Operator Revenue Mix	As of September 30, 2016
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended September 30, 2016	53.0%	35.8%	11.2%
Three-months ended June 30, 2016	51.8%	37.5%	10.7%
Three-months ended March 31, 2016	51.8%	38.6%	9.6%
Three-months ended December 31, 2015	53.1%	37.5%	9.4%
Three-months ended September 30, 2015	52.7%	37.2%	10.1%

Operator Census and Coverage		Coverage Data
	Occupancy (1)	Before Management Fees	After Management Fees

Twelve-months ended September 30, 2016	82.1%	1.68x	1.31x
Twelve-months ended June 30, 2016	82.1%	1.72x	1.34x
Twelve-months ended March 31, 2016	82.2%	1.75x	1.37x
Twelve-months ended December 31, 2015	82.5%	1.78x	1.40x
Twelve-months ended September 30, 2015	81.9%	1.79x	1.40x

(1) Based on available (operating) beds.

The following table presents a debt maturity schedule as of December 31, 2016:
Debt Maturities ($000's)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit and Term Loans (2)(3)	Senior Notes/Other (4)	Sub Notes (5)	Total Debt Maturities
2017	$-	$-	$-	$-	$-
2018	-	-	-	-	-
2019	-	1,750,000	-	-	1,750,000
2020	-	-	-	-	-
2021	-	350,000	-	20,000	370,000
2022	-	250,000	-	-	250,000
Thereafter	54,955	-	3,050,000	-	3,104,955
	$54,955	$2,350,000	$3,050,000	$20,000	$5,474,955

(1) Mortgages guaranteed by HUD (excluding net deferred financing costs of $0.6 million).
(2) Reflected at 100% borrowing capacity.
(3) $1.75 billion is comprised of a: $200 million Tranche A-1 term loan, $100 million term loan to Omega's operating partnership, $200 million Tranche A-2 term loan and $1.25 billion revolving credit facility (excluding a $250 million accordion feature and $5.7 million net deferred financing costs) assuming the exercise of existing extension rights.
(4) Excludes net discounts of $17.6 million, net deferred financing costs of $27.7 million and $3.0 million promissory note.
(5) Excludes $0.5 million of fair market valuation adjustments.

The following table presents investment activity for the three– and twelve– month period ended December 31, 2016:

Investment Activity ($000's)	Three Months Ended		Twelve Months Ended
	December 31, 2016		December 31, 2016
Funding by Investment Type	$ Amount	%	$ Amount	%
Real Property	$-	0.0%	$970,110	73.0%
Construction-in-Progress	22,938	25.6%	62,197	4.7%
Capital Expenditures	15,783	17.6%	72,515	5.5%
Investment in Direct Financing Leases	1,001	1.1%	2,080	0.2%
Other	50,032	55.7%	221,367	16.6%
Total	$89,754	100.0%	$1,328,269	100.0%